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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 15


           Certification and Notice of Termination of Registration
            under Section 12(g) of the Securities Exchange Act of
    1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                   of the Securities Exchange Act of 1934.

                      Commission File Number 0-19322

                       Powerhouse Technologies, Inc.
          (Exact name of registrant as specified in its charter)

                       115 Perimeter Place, Suite 911
                           Atlanta, Georgia 30346
                               (770) 481-1800
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock, Par Value $.01 Per Share
                      --------------------------------------
           (Title of each class of securities covered by this Form)

                                       None
              ----------------------------------------------------
              (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i) [ X ]          Rule 12h-3(b)(1)(ii)[   ]
         Rule 12g-4(a)(1)(ii)[   ]          Rule 12h-3(b)(2)(i) [   ]
         Rule 12g-4(a)(2)(i) [   ]          Rule 12h-3(b)(2)(ii)[   ]
         Rule 12g-4(a)(2)(ii)[   ]          Rule 15d-6          [   ]
         Rule 12h-3(b)(1)(i) [ X ]

      Approximate number of holders of record as of the certification or notice date: 1,351

      Pursuant to the requirements of the Securities Exchange Act of 1934
       Powerhouse Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  June 29, 1999               POWERHOUSE TECHNOLOGIES, INC.

                                   By: /s/ SUSAN J. CARSTENSEN
                                   Name: Susan J. Carstensen
                                   Title: Chief Financial Officer